INDEX SUB-LICENSE AGREEMENT

This AGREEMENT, dated April 18, 2016 by and among Franklin Templeton Companies, LLC, ( “Franklin”), and Franklin Templeton ETF Trust, a Delaware statutory trust (the “Trust”) that is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of certain series of the Trust identified on Exhibit A, as it may be amended from time to time, (each, a “Fund” and, collectively, the “Funds”).

WHEREAS, Franklin is a party to the MSCI Master Index License Agreement for Index Based Funds with MSCI Inc. (“MSCI”) dated as of December 1, 2015 including any Schedules or amendments thereto (the “License Agreement”), pursuant to which Franklin has a license to use certain MSCI indexes (each an “Index” and collectively, the “Indexes”) and their related trademarks (“Marks”), and to sub-license such Indexes and Marks to the Funds; and

WHEREAS, Franklin wishes to sub-license the Indexes and Marks to the Trust on behalf of the Funds.

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and among the parties hereto as follows:

1.         Sub-License.  Franklin hereby sublicenses to each Fund the rights granted to Franklin under the License Agreement with respect to each Fund’s applicable underlying Index listed with each Fund in Exhibit A.

2.         No Ownership Rights.  Each Fund acknowledges that the Indexes are the exclusive property of MSCI, and that MSCI has and retains all proprietary rights therein.  Nothing in this Agreement shall be construed to transfer to a Fund any ownership right to, or equity interest in, any Index or Mark, or to or in any proprietary right therein, including, without limitation, any trademark or copyright right.

3.         Fees.

            (a)        This sub-license of the Indexes and the Marks by Franklin to the Funds is provided by Franklin at no additional charge to the Trust or the Funds.

            (b)        Franklin shall provide the Funds with the invoices for the license fees that Franklin is required to pay to MSCI pursuant to the License Agreement (the “License Fees”), and each Fund shall pay the License Fee for its applicable license directly to MSCI pursuant to the payment instructions accompanying the invoice.

4.         Representations and Warranties by Franklin.

            (a)        Franklin warrants to each Fund that it has the right under the License Agreement to sub‑license the Indexes and the Marks to the Funds under this Agreement, and that to its actual knowledge, each Fund’s use of the Indexes and the Marks in accordance with this Agreement shall not infringe on the intellectual property rights of any third party.

            (b)        Franklin represents that no portion of the License Fees paid by the Funds to MSCI in accordance with Section 3(b) above shall be in any way directly or indirectly retained or used as an offset by, or otherwise rebated or paid to, Franklin, from or by MSCI or any other third party.

5.         Term and Termination.  This Agreement may be terminated with respect to a Fund by a written instrument signed by Franklin and the Trust with respect to such Fund.  In addition, this Agreement shall terminate immediately upon termination of the License Agreement.

6.         Amendments.  This Agreement may be amended by a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

Franklin Templeton Companies, LLC

/s/ Matthew J. Gowdy

Name: Matthew J. Gowdy

Title:  Senior Vice President

Franklin Templeton ETF Trust,

on behalf of the Funds listed on Exhibit A

/s/ Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President and Secretary

EXHIBIT A

Series of the Trust	Index
Franklin LibertyQ International Equity Hedged ETF	Franklin International Equity Hedged Index
Franklin LibertyQ Emerging Markets ETF	Franklin Emerging Markets Index
Franklin LibertyQ Global Dividend ETF	Franklin Global Dividend Index
Franklin LibertyQ Global Equity ETF	Franklin Global Equity Index